EXHIBIT 99

                          SMITHFIELD FOODS NEWS RELEASE

                             SMITHFIELD FOODS, INC.
                            SMITHFIELD CANADA LIMITED


FOR IMMEDIATE RELEASE
IN THE UNITED STATES AND CANADA                                         Contact:
                                                                   Aaron D. Trub
                                                          Smithfield Foods, Inc.
                                                                    757-365-3000


                       SMITHFIELD ANNOUNCES FINAL RESULTS
                   OF TAKE-OVER BID FOR SCHNEIDER CORPORATION

         Smithfield, Virginia, December 2, 1998 - Smithfield Foods, Inc. (NASDAQ:SFDS) announced today the final results of the offer made by its wholly-owned subsidiary, Smithfield Canada Limited, for Schneider Corporation.

         By the expiry of Smithfield Canada's offer on December 1, 1998, Schneider shareholders had deposited approximately 693,110 Common Shares and 3,929,544 Class A Non-Voting Shares in acceptance of Smithfield Canada's offer, representing approximately 94% of the outstanding Common Shares and 59% of the outstanding Class A Non-Voting Shares. As a result, Smithfield Canada owns 94% of the votes and 62.5% of the total equity of Schneider.

         Smithfield Canada issued approximately 2,505,000 Exchangeable Shares under the offer. Each Exchangeable Share is exchangeable by the holder at any time for one common share of Smithfield Foods.

         Smithfield Foods is the largest vertically integrated producer and marketer of fresh pork and processed meats in the United States. Smithfield Foods had a net income of US$ 53.4 million (Cdn$76.6 million) on sales of US$
3.9 billion (Cdn$5.6 billion) for the fiscal year ending May 3, 1998.

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